Exhibit 23.2

The Board of Directors

PeopleSupport, Inc. and Subsidiaries

      We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 3, 2004 relating to the consolidated financial statements of PeopleSupport, Inc. and subsidiaries, which is contained in that Prospectus, and our report dated May 3, 2004 relating to the Schedule, which is contained in Part II of the Registration Statement.

      We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO SEIDMAN, LLP

Los Angeles, California

July 12, 2004